Exhibit 99.02

Media Release

Indianapolis and San Diego, November 2, 2011

Roche Diagnostics and DexCom announce research and development agreement

INDIANAPOLIS AND SAN DIEGO – November 2, 2011—Roche Diagnostics U.S., with its business unit Roche Diabetes Care, a leader in blood glucose monitoring and insulin delivery systems, and DexCom, Inc. (NASDAQ:DXCM), a leader in continuous glucose monitoring systems, announced today that they have signed a research and development agreement. The goal of this agreement is to integrate DexCom’s next generation continuous glucose monitoring (CGM) system with the next generation of Accu-Chek® insulin delivery systems targeted at the U.S. market. In the future, users of an Accu-Chek insulin pump in the U.S. will not only be able to view their blood glucose data and insulin information on their wireless handheld, but also continuous glucose monitoring readings and trends. This would enable the user to make therapy adjustments from the palm of his hand while operating the pump.

In addition, the companies signed an exclusive distribution agreement under which Roche Diabetes Care will promote DexCom’s SEVEN PLUS® CGM system for real time professional use in the U.S. The agreement allows Roche Diabetes Care to sell the DexCom SEVEN PLUS system directly to healthcare providers, who will use it with patients to promote a better understanding of individual glucose patterns and trends. This information will support healthcare providers to make better informed adjustments and to tailor therapy to the needs of a patient which can lead to an optimized diabetes management.

Luc Vierstraete, Global Head of Roche Diabetes Care, said: “Roche Diabetes Care is committed to facilitating everyday diabetes management for people with diabetes with integrated solutions that are not just intuitive to use, but also meet the requirements of individual lifestyles. With this partnership we are taking the next step in further integrating the key elements of optimal diabetes management into combined solutions that can contribute to improved medical outcomes.”

Roche	Diabetes Care 9115 Hague Road Indianapolis, IN 46256

“We are very pleased to partner with Roche Diabetes Care because of our companies’ shared commitment to innovative, individualized therapy options,” stated Terrance H. Gregg, Chief Executive Officer of DexCom. “Roche and DexCom are both focused on enabling people to better manage their diabetes by providing them with best-in-class solutions”.

Roche Diabetes Care develops and commercializes solutions in the field of insulin delivery combining blood glucose monitoring, personalized insulin delivery and information management including therapy advice. One example of this new class of such integrated product solutions is the interactive Accu-Chek® Combo system (this product is not cleared or available for use in the U.S.; a 510(k) submission is pending), allowing for enhanced convenience in managing insulin pump therapy via a smart meter remote control. DexCom’s SEVEN PLUS system is the only CGM system approved for up to seven days of use enabling users to see trends and patterns in glucose readings to better control their diabetes.

Roche Diabetes Care’s next generation of innovative insulin delivery systems will integrate DexCom’s future CGM system – combining the proven benefits of both technologies. The proposed new solution would enable the pump system’s remote control to receive the continuous glucose monitoring data directly and display this information combined with the insulin data on the color screen of the handheld. It will provide insulin pump users and their caregivers with easy access to real-time glucose values, important trending information and alerts for hypo- and hyperglycemia.

Marc Gibeley, Head of Roche Diabetes Care North America states: “Our partnership with DexCom will allow us to offer people with diabetes a single device to test their blood sugar, administer insulin and monitor short and long-term glycemic trends. This integrated solution for people with diabetes will improve their management options and allow us to strengthen our position as a leader in the U.S. market.”

The development agreement is non-exclusive and limited to the U.S. market.

About DexCom, Inc.

DexCom, Inc. (www.dexcom.com), headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients and by healthcare providers in the hospital.

DexCom’s Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization of the company’s products is subject to numerous risks and uncertainties, including a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ended September 30, 2011, as filed with the Securities and Exchange Commission on November 2, 2011.

About Roche

Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company with truly differentiated medicines in oncology, virology, inflammation, metabolism and CNS. Roche is also the world leader in in-vitro diagnostics, tissue-based cancer diagnostics and a pioneer in diabetes management. Roche’s personalized healthcare strategy aims at providing medicines and diagnostic tools that enable tangible improvements in the health, quality of life and survival of patients. In 2010, Roche had over 80,000 employees worldwide and invested over 9 billion Swiss francs in R&D. The Group posted sales of 47.5 billion Swiss francs. Genentech, United States, is a wholly owned member of the Roche Group. Roche has a majority stake in Chugai Pharmaceutical, Japan. For more information: www.roche.com.

About Roche Diabetes Care

Roche Diabetes Care is a pioneer in the development of blood glucose monitoring systems and a global leader for diabetes management systems and services. For more than 35 years, the Accu-Chek brand has been dedicated to enabling people with diabetes to live life as normally and actively as possible as well as to empowering healthcare professionals to manage their patients’

condition in an optimal way. Today, the Accu-Chek portfolio offers people with diabetes and healthcare professionals innovative products and impactful solutions for convenient, efficient and effective diabetes management, spanning from blood glucose monitoring through information management to insulin delivery. The Accu-Chek brand encompasses blood glucose meters, insulin delivery systems, lancing devices, data management systems and education programs – leading to an improved medical outcome. For more information please visit www.accu-chek.com.

For more information please contact

Todd Siesky Roche Diabetes Care	Ute Volkmann Roche Diabetes Care	Steven R. Pacelli DexCom, Inc.
Phone: +1 317 521 3966	Phone: +49 621 759 9561	Phone: +1 858 200 0200
E-Mail: todd.siesky@roche.com	E-Mail: ute.volkmann@roche.com	E-Mail: spacelli@Dexcom.com

All trademarks used or mentioned in this release are protected by law. The Accu-Chek® Combo insulin pump system is not cleared for use and marketed in the US.